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Exhibit 5.1

[LETTERHEAD OF WINTHROP & WEINSTINE, P.A.]

September 10, 2003

Digital Angel Corporation
490 Villaume Avenue
South St. Paul, MN 55075

Gentlemen:

        We have acted as counsel to Digital Angel Corporation, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 1,000,000 shares of common stock, par value $0.005 per share (the "Shares"), of the Company for issuance under the Non-Statutory Stock Option Agreement by and between the Company and Randolph K. Geissler (the "Agreement").

        In connection with the foregoing, we have examined: (a) the Certificate of Incorporation of the Company, as amended, (b) the Bylaws of the Company, as amended, (c) the Agreement, and (d) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

        Based on such examination, we are of the opinion that:

  1.
  The Company is a corporation duly organized and validly existing under the laws of the State of Delaware; and

  2.
  The Shares available for issuance under the Agreement, when issued in accordance with the Agreement, will be legally issued, fully paid and nonassessable.

        We hereby consent to the use of this Opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

WINTHROP & WEINSTINE, P.A.

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  Exhibit 5.1